Exhibit 99.1

Uranium Resources, Inc. Receives Confirmation of its Discharge Plan in Timely Renewal Status from NMED

Also confirms renewal application also in process

LEWISVILLE, Texas--(BUSINESS WIRE)--June 14, 2011--Uranium Resources, Inc. (NASDAQ: URRE) (“URI”) announced today that the New Mexico Environment Department (“NMED”) has confirmed that its discharge plan (New Mexico’s terminology for an Underground Injection Control Permit under the federal Safe Drinking Water Act), is in timely renewal and that the NMED is currently conducting technical review of its renewal application.

Don Ewigleben, President and CEO of URI, commented, “The fact that the NMED would confirm our discharge plan supports our belief that we followed proper procedures and abided by all rules and regulations of the NMED. The State of New Mexico recognizes the significant value that can be generated for the people of the state through the development of its natural resources and we applaud that position. New Mexico has the largest identified uranium resource base in the U.S. and our 101.4 million pounds of in-place mineralized uranium material is among the largest quantities owned by any one company in the state.”

URI also holds a Nuclear Regulatory Commission (“NRC”) license which is in timely renewal, which combined with the discharge plan enables URI to move closer toward production using in situ recovery (ISR) on its Churchrock Section 8 project where there are 6.5 million pounds of in-place mineralized uranium material.

NMED’s confirmation that the discharge plan is in timely renewal allows URI to remain on track to begin uranium production in New Mexico by the first half of 2013. It is in the process of its feasibility study including the development of engineering plans, cost estimates and operating design parameters.

Mr. Ewigleben concluded, “Along with our efforts educating the community on the project, we take our corporate social responsibility seriously and are focused on safety and environmental sustainability in addition to the economic opportunities our project brings to the area.”

URI has 183,000 acres of mineral holdings in New Mexico and 101.4 million pounds of in-place mineralized uranium material. There are 30 million pounds of in-place mineralized uranium material that can be produced under its NRC Source Materials License.

About Uranium Resources, Inc.

Uranium Resources Inc. explores for, develops and mines uranium. Since its incorporation in 1977, URI has produced over 8 million pounds of uranium by in-situ recovery (ISR) methods in the state of Texas where the Company currently has ISR mining projects. URI also has 183,000 acres of uranium mineral holdings and 101.4 million pounds of in-place mineralized uranium material in New Mexico and a NRC license to produce up to 1 million pounds of uranium per year. The Company has digitized over 18,800 drill logs representing nearly 23 million feet of hole drilled with an estimated replacement cost of $700 million. The Company acquired these properties over the past 20 years along with an extensive information database of historic mining logs and analysis. None of URI’s properties is currently in production.

URI’s strategy is to fully exploit its resource base in New Mexico and Texas, expand its asset base both within and outside of New Mexico and Texas, partner with larger mining companies that have undeveloped uranium or with junior mining companies that do not have the mining experience of URI, as well as provide restoration expertise to those that require the capability or lack the proficiency.

Uranium Resources routinely posts news and other information about the Company on its Web site at www.uraniumresources.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to risks, uncertainties and assumptions and are identified by words such as “expects,” “estimates,” “projects,” “anticipates,” “believes,” “could,” and other similar words. All statements addressing operating performance, events, or developments that the Company expects or anticipates will occur in the future, including but not limited to statements relating to the Company’s mineralized uranium materials, timing of receipt of mining permits, production capacity of mining operations planned for properties in South Texas and New Mexico, planned dates for commencement of production at such properties, revenue, cash generation and profits are forward-looking statements. Because they are forward-looking, they should be evaluated in light of important risk factors and uncertainties. These risk factors and uncertainties include, but are not limited to, the spot price and long-term contract price of uranium, weather conditions, operating conditions at the Company’s mining projects, government regulation of the mining industry and the nuclear power industry, world-wide uranium supply and demand, availability of capital, timely receipt of mining and other permits from regulatory agents and other factors which are more fully described in the Company’s documents filed with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should any of the Company’s underlying assumptions prove incorrect, actual results may vary materially from those currently anticipated. In addition, undue reliance should not be placed on the Company’s forward-looking statements. Except as required by law, the Company disclaims any obligation to update or publicly announce any revisions to any of the forward-looking statements contained in this press release.

CONTACT:
Investors:
Kei Advisors LLC
Deborah K. Pawlowski, 716-843-3908
dpawlowski@keiadvisors.com
or
Media:
Uranium Resources, Inc.
Mat Lueras, 505-269-8317
Vice President, Corporate Development
mlueras@uraniumresources.com
or
Company:
Uranium Resources, Inc.
Don Ewigleben, 972-219-3330
President & Chief Executive Officer